Exhibit 10.A.53

APPLE COMPUTER, INC.
OPTION CANCELLATION AND
RESTRICTED STOCK AWARD AGREEMENT

This Agreement is made March 19, 2003 (the “Effective Date”), by and between Apple Computer, Inc. (“Apple”) and Steven P. Jobs.

In connection with his services as Chief Executive Officer, Mr. Jobs was granted an option to purchase 20,000,000 shares of Apple common stock on January 20, 2000 and an option to purchase 7,500,000 shares on October 19, 2001 (collectively, the “Options”) pursuant to Apple’s 1998 Executive Officer Stock Plan (the “1998 Plan”).

Mr. Jobs and Apple both desire to cancel the Options in their entirety and Apple desires to grant Mr. Jobs a restricted stock award of 5,000,000 shares of Apple common stock.

Mr. Jobs and Apple agree as follows:

1.                                       Cancellation of Options.  The Options shall be cancelled and disposed of to Apple as of the Effective Date. Following such cancellation, Mr. Jobs shall have no rights whatsoever with respect to the Options.

2.                                       Grant of Restricted Stock.  Apple hereby grants to Mr. Jobs as of the Effective Date, a restricted stock award of 5,000,000 shares of Apple common stock (the “Shares”) pursuant to the terms and conditions contained herein and the terms and conditions of the 1998 Plan.

3.                                       Vesting of the Shares.

(a)                                  Release Date.  One hundred percent (100%) of the Shares shall be vested on March 19, 2006 (the “Release Date”) provided that Mr. Jobs has remained continuously employed by Apple, or any parent or subsidiary of Apple, until such date.

(b)                                 Termination Without Cause Prior to Release Date.  In the event of termination by Apple of Mr. Jobs’ employment without “Cause” (as defined below) prior to the Release Date, the Shares shall be fully vested in Mr. Jobs as of such termination date.

(c)                                  Termination Due to Death.  In the event of termination of employment due to Mr. Jobs’ death prior to the Release Date, that number of Shares deemed to have vested on a pro rata daily basis from the Effective Date to the date of death shall be immediately vested in Mr. Jobs as of the date of death and shall be released from the Reacquisition Right described below.  The unvested Shares shall remain subject to the Reacquisition Right.

(d)                                 Resignation for Good Reason Following a Change in Control.  In the event there is a “Change in Control” of Apple (as defined in Section 15(d) of the 1998 Plan) and as a consequence of such Change in Control, Mr. Jobs resigns for “Good Reason” (as defined below), the following acceleration provisions shall apply:

(i)                               If such Change of Control and subsequent resignation for Good Reason occurs during the first eighteen (18) months following the Effective Date, then 50% of the Shares shall be immediately vested in Mr. Jobs and shall be released from the Reacquisition Right.

(ii)                            If such Change of Control and subsequent resignation for Good Reason occurs more than eighteen (18) months after the Effective Date, then 100% of the Shares shall be immediately vested in Mr. Jobs and shall be released from the Reacquisition Right.

(e)                                  Termination for Other Reasons.  In the event that Mr. Jobs’ employment with Apple, or any parent or subsidiary of Apple, terminates prior to the Release Date for any reason other than those specified in Sections (b), (c) and (d) above, including termination voluntarily by Mr. Jobs or by Apple for Cause, Apple shall, upon the date of such termination, have an irrevocable, exclusive option (the “Reacquisition Right”) to reacquire the Shares at no cost to the Apple.

(f)                                    Exercise of Reacquisition Right.  The Reacquisition Right shall be exercised by Apple by delivering written notice to Mr. Jobs or to Mr. Jobs’ executor within ninety (90) days following the date of termination.  Upon delivery of such notice, Apple shall become the legal and beneficial owner of the Shares being reacquired and all rights and interests therein, and Apple shall have the right to retain and transfer to its own name the Shares being reacquired.

(g)                                 Termination of Reacquisition Right.  If the Company does not elect to exercise the Reacquisition Right conferred above by giving the requisite notice within ninety (90) days following the termination of Mr. Jobs’ employment by Apple, or any parent or subsidiary of Apple, the Reacquisition Right shall terminate and the Shares shall be fully vested in Mr. Jobs. The Shares released from the Reacquisition Right shall be delivered to Mr. Jobs at his request.

(h)                                 Certain Definitions.

(i)                                     “Cause”  For purposes of this Section 3, “Cause” shall mean:  (i) a willful act of embezzlement, fraud or dishonesty by Mr. Jobs which is materially injurious to Apple; (ii) Mr. Jobs’ continued violation of his obligation to perform the duties and responsibilities normally required of a chief executive officer which are willful or grossly negligent, after Mr. Jobs has been given written notice from the Apple Board of Directors describing his violations and has failed to cure or commence to cure such violations within thirty (30) days; or (iii) Mr. Jobs’ conviction of, or plea of nolo contendere to, a felony which the Board of

Directors reasonably believes has had or will have a material detrimental effect on Apple’s reputation or business.

(ii)                                  “Good Reason.” For purposes of this Section 3, “Good Reason” shall mean a resignation by Mr. Jobs of his employment with Apple, or any parent or subsidiary of Apple, as a result of any of the following:

(a)                                  A meaningful and detrimental alteration of his position, his title, or the nature or status of his responsibilities (including his reporting responsibilities) from those in effect immediately prior to the Change in Control.   For purposes of this clause (a), a meaningful and detrimental alteration shall exist if, on or after the Change in Control, Mr. Jobs does not hold the position of Chief Executive Officer of the Company (or the surviving entity resulting from a merger or consolidation of the Company with another entity (the “Surviving Entity”) or if there is any adverse change on or after the Change in Control in his title, position or reporting responsibilities;

(b)                                 A reduction by Apple in Mr. Jobs’ annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

(c)                                  The relocation of the Apple office where Mr. Jobs is employed as of the Change in Control to a location which is more than seventy-five (75) miles away from such office, or a requirement that Mr. Jobs be based more than seventy-five (75) miles away from his Apple office as of the Change in Control.

4.                                       Restriction on Transfer.  Mr. Jobs shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Shares prior to the Release Date or any earlier lapse or termination of the Reacquisition Right.

5.                                       Escrow of Shares.  Until the Release Date, the Shares will be held in book name by Apple’s transfer agent. Subject to the terms hereof, Mr. Jobs shall have all rights of a shareholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon.  If, from time to time during the term of the Reacquisition Right, there is (i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of Apple, any and all new, substituted or additional securities to which Mr. Jobs is entitled by reason of his ownership of the Shares shall be held on his behalf by the Apple’s transfer agent and included thereafter as “Shares” for purposes of this Agreement and the Reacquisition Right.

6.                                       Tax Consequences.  Mr. Jobs understands that he (and not Apple) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement.  Mr. Jobs understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse.  In this context, “restriction” includes the right of Apple to reacquire the Shares pursuant to its Reacquisition Right.  Mr. Jobs understands that he may elect to be taxed at the time the Shares are granted rather than when the Reacquisition Right lapses by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.

7.                                       General Provisions.

(a)                                  This Agreement and the 1998 Plan represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.

(b)                                 This Agreement shall be governed by the laws of the State of California without reference to its conflicts of law principles.

(c)                                  No waiver, alteration or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

(d)                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date set forth above.

APPLE COMPUTER, INC.

By:	/s/ Nancy R. Heinen	/s/ Steve Jobs

Its: Senior Vice President		Steven P. Jobs